EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Eldorado Resorts Completes Merger with MTR Gaming Group

Reno, NV — September 19, 2014 — Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado” or the “Company”) announced today that it has successfully completed its merger with MTR Gaming Group, Inc. (“MTR”).

The combined company, which has been renamed Eldorado Resorts, Inc., will trade on the NASDAQ Global Select Market beginning today under the ticker symbol “ERI.”  MTR Gaming has ceased to be a publicly traded company and its common stock has discontinued trading on NASDAQ.

With the completion of the merger, the combined company owns and operates six properties across Nevada, Ohio, West Virginia, Louisiana, and Pennsylvania with a combined 3,300 hotel rooms, 280 table games, 32 restaurants, and approximately 10,000 slot machines and video lottery terminals.

“We are pleased to have completed the merger with MTR and are excited to embark on a new chapter in Eldorado’s history,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado.  “Foremost, we are thrilled to welcome the MTR team into the Eldorado family.  With a diversified platform of gaming assets across the United States and a strengthened balance sheet, we believe Eldorado is well positioned to take advantage of future growth opportunities in the industry.  In addition, we remain committed to providing a premier guest experience to our valued customer base as well as creating long-term value for our stockholders.”

“With the combined portfolio of Eldorado and MTR, we are better prepared to face an increasingly competitive regional gaming landscape,” said Joseph L. Billhimer, Executive Vice President and Chief Operating Officer of Eldorado and former President and Chief Operating Officer of MTR Gaming Group, Inc.  “We are excited to join Eldorado and want to thank both the Eldorado and MTR teams, our customers, stockholders and various regulatory bodies for their invaluable support throughout the merger process.”

Agreement Information

As previously announced, Eldorado, MTR, Eldorado HoldCo LLC and certain of their affiliates entered into a merger agreement, pursuant to which Eldorado HoldCo LLC and MTR became wholly-owned subsidiaries of Eclair Holdings Company, which was renamed “Eldorado Resorts, Inc.”  Under the merger agreement, MTR stockholders were entitled to elect to receive one share of Eldorado common stock or $6.05 of cash for each share of MTR common stock, subject to a cap of $35 million of total cash consideration.  As previously disclosed on August 13, 2014, the cash election was oversubscribed. Accordingly, approximately 24.6% of the shares of MTR common stock for which a cash election was made will be distributed cash as merger consideration, and approximately 75.4% of the shares of MTR common stock for which a cash election was made will receive shares of ERI common stock as merger consideration.

Former members of Eldorado Holdco LLC will own approximately 50.2% of Eldorado common stock and the former stockholders of MTR will own approximately 49.8% of Eldorado common stock, subject to a post-closing adjustment to the number of shares issued to former members of Eldorado HoldCo LLC (as further described in the merger agreement).

Leadership and Organization

Gary L. Carano has been appointed to serve as Chairman and Chief Executive Officer of Eldorado.  Thomas Reeg now serves as President of Eldorado, and Joseph L. Billhimer, former President and Chief Operating Officer of MTR Gaming, serves as Executive Vice President and Chief Operating Officer of Eldorado.  Robert M. Jones now serves as the Company’s Executive Vice President and Chief Financial Officer.

The members of the Board of Directors of Eldorado are Gary Carano, Frank Fahrenkopf, Jr., James Hawkins, Michael Pegram, Thomas Reeg, David Tomick and Roger Wagner.

Advisors

Milbank, Tweed, Hadley & McCloy LLP served as legal counsel to Eldorado Resorts.  Macquarie Capital served as MTR Gaming’s exclusive financial advisor, and Stevens & Lee, P.C. served as legal counsel to MTR Gaming.

About Eldorado Resorts, Inc.

Eldorado Resorts, Inc. (NASDAQ: ERI) is a casino entertainment company that owns and operates six properties in five states, including Eldorado Resort Casino and Silver Legacy Resort Casino (a 50/50 joint venture with MGM Resorts International) in Reno, NV; Eldorado Resort Casino in Shreveport, LA; Scioto Downs Racino in Columbus, OH; Mountaineer Casino Racetrack & Resort in Chester, WV; and Presque Isle Downs & Casino in Erie, PA.  For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations of management of Eldorado and are subject to uncertainty and changes in circumstances.  These forward-looking statements include, among others, statements regarding the completed merger of Eldorado with MTR; the anticipated benefits of geographic diversity that will result from the merger; expectations about future business plans, prospective performance and opportunities.  These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should”, “will” or similar words intended to identify information that is not historical in nature.  The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein.  These risks and uncertainties include (a) the ability of Eldorado and MTR to promptly and effectively integrate their respective businesses; (b) the outcome of any legal proceedings that may be, or have been, instituted in connection with the transaction; (c) the ability to retain certain key employees of Eldorado or MTR; (d) the possibility and impact of any material adverse change affecting Eldorado or MTR; (e) the risk factors disclosed in Eldorado’s filings with the Securities and Exchange Commission (the “SEC”), and; (f) the risk factors disclosed in the Proxy Statement/Prospectus mailed to MTR stockholders on or about June 18, 2014. Forward-looking statements reflect Eldorado’s analysis as of the date of this release.  Eldorado does not undertake to revise these statements to reflect subsequent developments, except as required under the federal securities laws.  Readers are cautioned not to place undue reliance on any of these forward-looking statements.

For Additional Information, Please Contact:

Investor Relations

Thomas Reeg

President

Eldorado Resorts Inc.

(775) 328-0112

investorrelations@eldoradoresorts.com

Media Relations

Phil Denning

ICR

(646) 277-1258

phil.denning@icrinc.com